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                            Coastal Physician Group, Inc.

                   (Name of Registrant as Specified In Its Charter)

                            Coastal Physician Group, Inc.

                      (Name of Person(s) Filing Proxy Statement)

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         NEWS RELEASE                           COASTAL
                                                PHYSICIAN
                                                GROUP, INC.
                                                Its Subsidiaries and Affiliates


         FOR IMMEDIATE RELEASE        CONTACT:  Robert P. Borchert
                                                Coastal Physician Group, Inc.
                                                919-383-0355

                                                Daniel H. Burch
                                                MacKenzie Partners, Inv.
                                                212-929-5500


                     COASTAL PHYSICIAN GROUP, INC. DISCLOSES
                          CORPORATE REALIGNMENT STRATEGY


              -- Responds to News Release Issued by Board Member --


         DURHAM, NC, July 9, 1996 -- The Board of Directors of Coastal Physician Group, Inc. (NYSE:DR) yesterday approved a comprehen-sive financial and strategic plan to re-focus on its core op-erations and to divest certain operating units in order to max-imize shareholder value as well as to address its debt service requirements. These actions follow an exhaustive study of al-ternatives in conjunction with Morgan Stanley & Co. Incorpo-rated, including an assessment of the Company's current operat-ing and financial condition, capital resources and management expertise related to each business.

         "We, intend to exit the ownership of clinical operations and other non-strategic assets in order to realize the benefits of operational improvements now underway in our core businesses. We will focus primarily on our hospital-based contract services and billing businesses, where Coastal has held a market leader-ship position, has demonstrated expertise and can deliver added value for customers. This is a franchise worthy of protection, and will benefit from the recognition and steady realization of the synergies existing between the two businesses," said Joseph
         G. Piemont, president and chief executive officer of Coastal Physician Group, Inc.







         Morgan Stanley and other investment banking firms will begin to actively market selected assets, including the Company's clini-cal operations in Florida, Maryland, New Jersey and North Caro-lina, its Preferred Provider Organization (PPO) in North Caro-lina, and its New York-based prepaid health services plan for Medicaid recipients.

         "The business mix emerging after the sale of certain assets should provide the best platform for improving shareholder value, and should constitute a solid foundation for restoring the Company's health and future growth prospects," Piemont con-tinued. "These actions serve the best interests of share-holders and other major stakeholders by paying close attention to the Company's operations and financial performance as we move forward, as well as generating funds to satisfy our obli-gations over the next twelve months.

         "Each of the businesses to be marketed for sale are substantial participants in their respective markets, and have already at-tracted numerous potential buyers. We are committed to a care-ful and thoughtful implementation of this divestiture initia-tive, and to ensure proper communication and understanding with employees, customers and regulatory agencies while we consider all reasonable options to maximize shareholder value," Piemont concluded.

         Paralleling this divestiture process, executive management with the support of the business turnaround services unit of Price Waterhouse LLP will continue the aggressive revitalization pro-gram underway in Coastal's operations, with a view toward re-turning to sustainable cash flow and profitability. Management believes that Coastal's current core competencies and critical mass reside in hospital-based contract services, government and correctional services, billing and account receivables manage-ment services and its Southeastern managed care operations. These businesses represent the most likely opportunities for delivering sustained value to the Company's customers and shareholders.

         As part of its effort to refine the corporate and business unit infrastructure, management anticipates that it may need to take charges in either the third or fourth quarter to cover expenses stemming from the reorganization. The Company is not able to provide details at this time.

         Additionally, in response to a news release issued today by Dr. Steven M. Scott, a Coastal director and shareholder, Dr. Jacque
         J. Sokolov, the Company's chairman, stated: "Having been re-buffed in repeated board votes, Dr. Scott is now seeking to regain operating control of the Company. His new claim to be







         devoted to the cause of maximizing shareholder value should, however, be examined skeptically. Under Dr. Scott's personal leadership, Coastal spent approximately $200 million worth of capital over the past seven years, and also experienced a more than 70% decline in market capitalization during the 18 months prior to his being placed on leave at the end of May 1996. Until today, despite his participation in numerous board level discussions of strategic direction, Dr. Scott has never sug-gested or expressed any interest in exploring a sale of the Company.

         "As demonstrated by the July 8, 1996 adoption of management's recommendation, based on Morgan Stanley's analysis, to immedi-ately seek to arrange sales of targeted assets and return the focus to its core operations, Coastal's board is strongly com-mitted to maximizing shareholder value and intends to aggres-sively pursue all steps necessary to achieve this goal," Dr. Sokolov concluded.

         Coastal Physician Group, Inc. is a diversified physician man-agement company providing a broad range of health care and ad-ministrative services to physicians, hospitals, employers, man-aged care programs and other health care providers.

         Forward-looking Information or Statements: All forward-looking information or statements contained in this release are based on management's current knowledge of factors, all with inherent risks and uncertainties, affecting Coastal's businesses and corporate actions. Significant risk factors, while not compre-hensive, include the following: the possibility of increasing price competition; the possibility of poor accounts receivable collection experience; the possibility of increased medical expenses due to increased utilization; the possibility that the Company is not able to improve operations or execute its divestiture strategy as planned. Investors should review other risks and uncertainties contained in Company documents filed with the Securities and Exchange Commission.

         Certain Additional Information:  Coastal Physician Group, Inc.
         will be soliciting proxies to elect directors at its 1996 An-nual Meeting of Stockholders. The following individuals may be deemed participants in such solicitations of proxies: Jacque
         J. Sokolov, M.D,; Robert V. Hatcher, Jr.; Stephen D. Corman;
         John P. Mahoney, M.D.; Richard Janeway, M.D.; Norman H.
         Chenven, M.D.; Joseph G. Piemont; Dennis I. Simon; and Bettina
         M. Whyte. As of February 29, 1996, Dr. Sokolov is the benefi-cial owner of 83,423 shares of the Company's common stock; Mr. Hatcher is the beneficial owner of 12,653 shares of the Com-pany's common stock; Mr. Corman is the beneficial owner of 10,138 shares of the Company's common stock; Dr. Mahoney is the







         beneficial owner of 8,295 of the Company's common stock; and Dr. Janeway is the beneficial owner of 6,503 shares of the Com-pany's common stock. Mr. Simon and Ms. Whyte are employees of Price Waterhouse LLP and have been appointed by agreement of Price Waterhouse and Coastal to be Plan Managers of the Com-pany's revitalization plan. In connection with such agreement, the Company has agreed to pay Price Waterhouse $70,000 per month for the services of the Plan Managers, and $46,400 per month for any additional Price Waterhouse personnel that may provide services under the agreement. The Company also granted Price Waterhouse an option to purchase 50,000 shares of Coastal common stock at a price of $7-7/8, which has not yet vested, and a separate option to purchase up to 50,000 shares of Com-pany common stock, which will vest at a rate of 10,000 shares each month for five months commencing May 15, 1996, at a strike price equal to the average closing price of the common stock on the New York Stock Exchange for the first ten trading days of each month prior to the vesting date.

         Steven M. Scott, M.D., Bertram E. Walls, M.D., and John A. Hemingway are also directors of Coastal, but are not expected to solicit proxies on behalf of the Company.